EXHIBIT 5.42

CONSENT OF DOUG REDDY, MSc, P.GEO

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Doug Reddy
By: Doug Reddy, MSc, P. Geo

Dated: November 21, 2022